Exhibit 99.1

NEWS RELEASE

CONTACTS: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206

Joele Frank, Wilkinson Brimmer Katcher Andy Brimmer / Jamie Moser 212-355-4449

CONMED Corporation Announces Management Transitions

Robert Shallish to Retire as Executive VP, Finance and CFO Effective March 31, 2015; Luke Pomilio Appointed Executive VP, Finance and CFO Effective April 1, 2015

John Hamilton to Retire as Vice President of CONMED International Effective February 28, 2015; Patrick Beyer Appointed President of CONMED International Effective Immediately

Joseph Darling Leaving Company With Elimination of the Position of Executive VP and Chief of Commercial Operations Effective December 31, 2014

UTICA, New York, December 09, 2014 – CONMED Corporation (NASDAQ: CNMD) today announced a number of management transitions. After 25 years of service, Robert D. Shallish, Jr., Executive Vice President, Finance and Chief Financial Officer, recently informed the Company of his plan to retire on March 31, 2015. Luke Pomilio, Controller, has been appointed Executive Vice President, Finance and Chief Financial Officer of the Company, effective April 1, 2015.

“On behalf of the Board of Directors and everyone at CONMED, I want to thank Rob for his leadership and contributions to the growth and success of our Company,” said Curt Hartman, President and Chief Executive Officer of CONMED. “Rob has significantly strengthened CONMED’s finance organization and investor relations program, and during his 25-year tenure the Company grew from roughly $30 million to more than $700 million in sales. Rob has also been an important resource for me during my transition and I am confident that he will oversee a seamless process as Luke takes on his responsibilities. We wish Rob all the best.”

Robert Shallish said, “CONMED has been an important part of my life for the past 25 years and I feel fortunate to have worked alongside such talented professionals. I am confident that under Curt’s leadership CONMED’s prospects are bright and I look forward to working with Luke over the next four months to ensure an orderly transition. I have had the pleasure of working with Luke for almost 20 years and I am confident that he will excel as the Company’s next CFO.”

Luke Pomilio said, “I look forward to continuing to work with CONMED’s management team as we seek to position CONMED for its next phase of growth and success. I will focus on driving continued growth and shareholder value creation.”

The Company also announced that Patrick Beyer, former CEO of ICNet and former head of Stryker Europe, has been appointed President of CONMED International, effective immediately. John Hamilton, Vice President of CONMED International, will retire from the Company effective February 28, 2015.

Mr. Hartman added, “I am pleased to welcome Pat to CONMED and look forward to working with him as he leads the continued growth of our international businesses. I also want to thank John – a 25 year CONMED veteran – for his many years of substantial contributions that have favorably positioned the international business of CONMED in the markets we serve.”

The Company also announced that Joseph Darling will be leaving the Company following the elimination of his position as Executive Vice President, Commercial Operations effective December 31, 2014. Mr. Darling’s responsibilities will be realigned and redistributed to senior executives within the CONMED organization.

Mr. Hartman continued, “I want to thank Joe for his many contributions to CONMED, principal among them his focus on growing and expanding the sports medicine offering. We greatly appreciate Joe’s six years of service and wish him continued success in his future endeavors.”

About Luke Pomilio

Luke Pomilio joined CONMED as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio was promoted to Executive Vice President, Controller and Corporate General Manager. Prior to his tenure with CONMED, Mr. Pomilio was a manager with Price Waterhouse LLP. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University.

About Patrick Beyer

Pat Beyer was most recently CEO of privately held ICNet International, Ltd. from December 2010 until August 2014 where he presided over successful strategic development and growth, ultimately leading to the sale of the company to a multinational healthcare firm. From 2005-2009, Mr. Beyer served as President of Stryker Europe, and from 2002-2005 he led Stryker UK, South Africa and Ireland. Prior to that, he was Vice President and General Manager for Stryker Medical. His tenure in all positions was marked by strong growth and commercial development. Mr. Beyer has an MBA in Finance from Western Michigan University, and BA from Kalamazoo College.

About CONMED

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,600 employees distribute its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute more than 50% of the Company’s total sales.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.